CERTIFICATE OF OWNERSHIP AND MERGER
MERGING CCH, INC. INTO
COMMERCE CLEARING HOUSE, INC.


Commerce Clearing House, Inc., a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That this corporation was incorporated on the 7th day of July, 1927, pursuant to the General
Corporation Law of the State of Delaware.

SECOND: That this corporation owns all of the outstanding shares of the stock of CCH, Inc., a corporation incorporated on the 3rd day of August, 1982, pursuant to the General Corporation Law of the State of Delaware.

THIRD: That this corporation, duly adopted the following preamble and resolutions at a meeting of its Board of Directors held on the 8th day of December, 1994:

RESOLVED, that CCH, Inc. a Delaware corporation and a wholly owned subsidiary of this Corporation shall be merged (the Merger) into this Corporation which shall be the surviving corporation, and

FURTHER RESOLVED, that the Merger shall be effective at 12:01 A.M. Eastern Standard Time on January 1,
1995, following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (such time and date being referred to herein as the Effective Time); and

FURTHER RESOLVED, that the name of this Corporation shall be changed at the Effective Time to CCH
Incorporated.

FURTHER RESOLVED, that the proper officers of this Corporation be and they hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge
CCH, Inc. into this Corporation, and assume its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of Delaware and a certified copy recorded in the Office of the Recorder of Deeds of New
Castle County, Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise a necessary or proper to effect the Merger.

FOURTH: Anything herein or elsewhere to the contrary notwithstanding, this Certificate of Ownership and Merger may be amended or terminated and abandoned by the Board of Directors of Commerce Clearing House,
Inc. at any time prior to the Effective Time of the Merger.

IN WITNESS WHEREOF, said Commerce Clearing House, Inc.
has caused this Certificate to be signed by Edward L.
Massie, its President and attested by JoAnn Augustine, its Secretary, this 13th day of December, 1994.

                   Commerce Clearing House, Inc.

                   by:/s/ Edward L. Massie, President


Attest:

/s/ JoAnn Augustine, Secretary